EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------


The Board of Directors
NBT Bancorp Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of NBT Bancorp Inc. relating to the registration of shares for the NBT Bancorp Inc. 401(k) and Employee Stock Ownership Plan, filed under the Securities Act of 1933 of our audit report dated January 28, 2002, relating to the consolidated balance sheets of NBT Bancorp Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2001 which report appears in the December 31, 2001 Annual Report on Form 10-K of NBT Bancorp Inc., incorporated by reference herein.


/s/ KPMG LLP

Albany, New York
August 12, 2002